EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of October 10, 1997, by and between American Interactive Media, Inc. (hereinafter the "Company"), a Nevada corporation, and Peter B. Yunich (hereinafter "Employee").

     WHEREAS, the Company desires to employ Employee as its Chief Executive Officer, and Employee desires to be employed by the Company from and after the date hereof upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

     1. EMPLOYMENT:

          a. The Company shall employ Employee and Employee accepts employment by the Company and shall render services as its Chief Executive Officer, with specific duties, not inconsistent with the office of Chief Executive Officer, as determined by the Company's Board of Directors.

          b. It is expressly understood that the Company's Board of Directors shall, as soon as practicable after the execution of this Agreement, elect Employee as a member of the Company's Board of Directors and as Chairman of the Board of Directors.

          c. Employee shall have final approval of any public or internal notices concerning his employment, election as a director, termination as an employee or withdrawal as a director.

          d. The parties acknowledge that Employee has other business interests in which Employee's ownership interest exceeds One Percent (1%) and that Employee shall, not inconsistent with his duties hereunder, devote time and attention to such other business interests in addition to and contemporaneously with the performance of Employee's duties hereunder. Employer shall reasonably accommodate Employee's other business interests with respect to domestic and foreign travel requirements associated with the performance of Employee's duties under this Agreement.

     2. TERM:

          a. The term of this Agreement, and the term of Employee's employment hereunder, shall be for five (5) years, shall commence as of January 2, 1997 and shall end on January 2, 2002, if not terminated by Employee or the Company on or prior to any such anniversary. Notwithstanding the foregoing, however, and subject to the terms and conditions set forth elsewhere in this Agreement, the Company may terminate Employee's employment hereunder at any time, with or without cause. Notwithstanding any other provision of this Agreement, Employee's duties under an Employment Agreement dated January 2, 1997 (the "January 2 Agreement"), a copy of which is attached hereto and deemed a part hereof, shall serve to satisfy the parties' obligations to one another through October 9, 1997, after which, the parties' obligations are governed solely by the terms of this Agreement, notwithstanding any provision (contrary or otherwise) in the January 2 Agreement. It is specifically understood that Employee's service under the January 2 Agreement shall be considered the initial part of the five (5) year term described herein.

          b. Employee shall have the right to terminate his employment hereunder for cause upon written notice to the Company referring to this subparagraph 2(b) and describing the condition relied upon by him in invoking the provisions hereof if, without Employee's written consent: (i) the Company fails to pay any salary or other compensation or benefit required to be paid to Employee hereunder when due and for an additional period of fifteen (15) days after demand therefor by Employee; (ii) there occurs any substantial change in the titles, authorities, powers, functions or duties attached to Employee's positions unless the Company, within thirty (30) days after Employee's giving of notice hereunder, takes full and effective action to eliminate the condition cited by Employee in his notice of termination as the reason for his giving of such notice; (iii) there is consummated a merger or consolidation of the Company with any other corporation or corporations in which the Company is not the surviving corporation; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of the Company's assets.

     3. COMPENSATION:

          a. During the term of his employment hereunder, the Company shall pay Employee a Fifty Thousand Dollar ($50,000.00) sign-on bonus, prior receipt of which is hereby acknowledged, plus a base salary as follows: (i) at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per year for the year 1997, which sum shall be paid from an escrow fund established by the Company with its customary bank in advance of the execution of this Agreement; and (ii) at the rate of Three Hundred Thousand Dollars ($300,000.00) during the year 1998. The Employee's base salary for the third through fifth years of this five-year agreement shall be determined by good faith negotiation between the Employee and the Company, but in no event shall be less than Three Hundred Thousand Dollars ($300,000.00). Employee's base salary shall be paid in equal, bi-monthly installments commencing with the first pay period immediately following the Effective Date, or at such other intervals upon which Employee and the Company shall mutually agree, and to the extent allowed by applicable law, shall not when provided be reduced by federal, state, or local payroll withholding taxes. Employer and Employee may agree at any time to increase Employee's base salary.

          b. In addition to any other compensation or incentive payable to Employee hereunder, the Company shall grant Employee Options under the Company's existing Incentive Stock Option Plan (the "Plan") to purchase One Million Five Hundred Thousand (1,500,000) shares of Common Stock at a price of One Dollar ($1.00), effective as of the Effective Date, subject to the terms of the Plan and the Option Certificate attached as Exhibit "A" hereto.

          c. The Company represents and warrants that all shares and options for shares of the Company's common stock granted under this Agreement shall be registered with the Securities and Exchange Commission on Form S-8 or other appropriate form, or shall be so registered as such shares vest hereunder, to the extent such shares are subject to reporting. The Company shall cause the Plan to be amended to authorize such additional shares as are necessary to meet its obligation under this Agreement, and shall register such shares with the Securities and Exchange Commission on Form S-8 or other appropriate form to the extent such shares are subject to reporting. If the shares described in this paragraph 3(e) are not registered with the Securities and Exchange Commission on Form S-8 or other appropriate form on or before December 31, 1997, then Employee may, at his sole option, (i) choose to terminate for cause as if termination occurred described in paragraph 2(b) herein but without regard to any precondition or advance notice contained herein, and shall benefit from the provisions of subparagraph 5(a) herein, or (ii) choose not to terminate for cause and receive a lump sum cash payment from the Company of One Hundred Thousand Dollars ($100,000.00) from the Company in quarterly payments of Twenty Five Thousand Dollars ($25,000.00) in 1998, which sum shall not when provided be reduced by federal, state or local payroll taxes to the extent allowed by applicable law.

          d. The parties understand and agree that, in the course of and incident to his employment by the Company, Employee will perform executive services for the Company's majority-owned subsidiary corporations. The Company shall have the right, in its sole discretion, to allocate the financial burden of Employee's salary hereunder among its subsidiary corporations, and any salary received by Employee from any majority-owned subsidiary of the Company shall reduce the amount payable directly by the Company; provided, however, that nothing herein is intended to relieve or shall relieve the Company from its responsibility to pay the full amount of Employee's salary to the extent not already paid by a subsidiary of the Company.

     4. OTHER BENEFITS:

          a. The Company shall reimburse Employee for ordinary and reasonable business expenses incurred by him in the performance of services pursuant to this Agreement. In addition, the Company shall provide Employee with a Company-owned or leased luxury automobile appropriate to his position for his use, and shall provide for (or reimburse for, at Employee's option) operating expenses with respect to such vehicle, including (without limitation) gasoline, oil, insurance, general maintenance, tires, batteries and repairs.

          b. During the term of his employment and during any restricted period during which he is entitled to receive payments pursuant to subparagraph 5(c) below, Employee shall be entitled to participate in any medical, health, disability and accident or other hospitalization or insurance plan established by the Company for its employees, on a basis equivalent to a full-time employee.

          c. Employee shall receive a bonus of $10,000.00 for every $1,000,000.00 in capital raised by the Company up to a total of $15,000,000.00 in raised capital. After the first $15,000,000.00 in raised capital, Employee shall receive a bonus of $5,000.00 for each $1,000,000.00 in raised capital up to the next $15,000,000.00 in raised capital (for a total cap of $30,000,000.00 in raised capital). Employee shall also have the right to participate in any bonus compensation plan or other prerequisites that may be established from time to time appropriate to his position.

          d. During each full year of the term of his Employment, Employee shall be entitled to three (3) weeks paid vacation time which shall not be cumulative from year to year.

          e. If Employee is made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "Proceeding"), by reason of the fact that he was a director or officer of the Company, or was acting on behalf of or is or was serving at the request of the Company as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, the Company shall indemnify Employee against all expenses, liability and loss actually and reasonably incurred or suffered by him in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the Company, to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended. Upon Employee's request, the Company shall pay expenses reasonably incurred by Employee in defending a Proceeding as they are incurred, in advance of the final disposition of such Proceeding; provided, however, as a condition to his right to receive such advances, Employee shall agree to reimburse to the

     Company the amounts so advanced if and to the extent that a court of competent jurisdiction shall determine that, because of his actions related to the claim upon which such Proceedings were based, indemnification of Employee from liability for such claim or expenses incurred in connection with the defense of such claim was not allowed under applicable laws. The Company's obligations under this paragraph 4(e) shall continue in respect to any act or omission by Employee when done on behalf of or at the request of the Company, even if a Proceeding is commenced after termination of Employee's obligations under this Agreement, and even if such Proceeding is frivolous, fraudulent or commenced in bad faith.

          f. During the term of this Agreement or any extension of this Agreement, and for any acts or omissions arising from the performance of Employee's obligations under this Agreement, the Company shall maintain Directors' and Officers' liability insurance reasonably acceptable in form and content to Employee, with a minimum limit of Three Million Dollars ($3,000,000.00), which shall inure to the benefit of Employee. The Company shall cause such insurance to be in force within thirty (30) days of the execution of this Agreement.

     5. COMPENSATION UPON TERMINATION: If Employee's employment is terminated at any time during the term of this Agreement, the following provisions shall apply:

          a. If Employee's employment is terminated for any reason whatsoever, except for (i) termination by the Company with cause, as defined in subparagraph 5(d) below, or (ii) by Employee without cause pursuant to subparagraph 2(c) above, then, in such event, the Company shall pay Employee, at the time of such termination, an amount equal to the difference of (i) two years' base salary at the amount in effect at the time of such termination, as provided in subparagraph 3(a) herein; plus all pay, benefits, bonuses, options and perquisites described in paragraphs 3(c) through 3(d) herein, and (ii) any renuneration received by the Employee in the first year after such termination through gainful employment obtained after making a reasonable effort to obtain employment, which payment shall be made in lieu of any other severance or post-employment benefits except as otherwise expressly provided for in this Agreement. Employee also shall have the option to continued use of the automobile as described in paragraph 4(a) herein, without regard to subsequent employment, for the full term of this Agreement and any agreed-upon extended term, even if Employee's employment is terminated as described in this paragraph 5(a), and shall be entitled to the benefits of subparagraphs 4(b), 4(c), 4(f), 4(g) and 5(b) herein.

          b. If Employee's employment is terminated by his death, his estate or a beneficiary designated by him on notice to the Company shall receive (i) the remainder of his base salary through the last month of the year of his death, plus (ii) one year's base salary at the rate in effect in the year of his death, which payments shall not be reduced by life insurance proceeds, if any, paid to beneficiaries designated by Employee under any life insurance policy owned by the Company.

          c. If Employee voluntarily terminates his employment with the Company without cause, the Company at its election, by notice to Employee given not later than ten (10) days after such termination and referring specifically to this subparagraph (c), shall have the right to require for one (1) year from the date of termination (the "restricted period") that Employee not directly or indirectly engage in any competitive activity, as defined below, and, if the Company so elects, Employee agrees not to engage in any competitive activity, provided, however, that (i) the Company provides Employee with all pay, benefits, bonuses, options and perquisites described in subparagraphs 3(a) through 3(d) herein ("Compensation"); (ii) such Compensation shall not be provided when such Compensation would otherwise be due, but rather shall be accelerated and provided to Employee within ten (10) days of Employee's termination and shall include Two Hundred Percent (200%) of all cash compensation which otherwise would be provided under paragraph 3(a) of the Agreement for the year following the year in which Employee's termination occurs, except if Employee's termination occurs in the fourth year of this Agreement, in which case such compensation shall include Two Hundred Fifteen Percent (215%) of all cash compensation which otherwise would be provided under paragraph 3(a) of this Agreement; and (iii) the Company honors and timely performs its obligations to Employee under subparagraphs 4(a) through 4(c) and 4(e), 4(f), 5(a) and 5(b) herein. Any failure by the Company to provide the compensation accelerated as required hereunder, or to honor and timely perform its obligations to Employee under subparagraphs 4(a) through 4(c) and 4(e), 4(f), 5(a) and 5(b) above, and shall constitute a full and irrevocable waiver of the Company's rights under this subparagraph 5(c).

          d. For the purposes of subparagraph 5(a) above, "cause" for termination of Employee's employment shall exist only in the event of Employee's gross negligence or intentional malfeasance in the performance of his duties as an officer of the Company and/or its subsidiaries which results in or creates a substantial risk of serious financial injury to the Company.

          e. For purposes of subparagraph 5(c) above, the term "competitive activity" shall mean, directly or indirectly, acting alone or in conjunction with others: (i) engaging as a director, officer, employee, partner, shareholder, or any other capacity, in any business related, indirectly or directly, to the manufacture or sale of internet access hardware, access software or access services; (ii) requesting any customers of any business then being conducted by Company to curtail or cancel their business with the Company; (iii) disclosing to any person, firm or corporation any trade, technical or technological secrets, any details or organization or business affairs, any names of past or present customers of Company or any other information relating to the business of Company; (iv) soliciting, canvassing or accepting any business or transaction for any other person, firm or corporation or business similar to any business of Company; (v) inducing, or attempting to influence, any employee of Company to terminate employment with Company or to enter into any employment or other business relationship with any other person (including Employee), firm or corporation; (vi) acting in any manner which he shall have reason to believe is contrary to the best interests of Company; provided, however, that nothing in this paragraph 5(e) shall be deemed by the Company to prevent or restrict Employee from fully performing all obligations to which he is bound (by contract or otherwise) at the time of the execution of this Agreement, including (without limitation) participation on boards of directors, performance of covenants of restriction, or obligation to report business activities.

     6. OWNERSHIP OF DOCUMENTS/PROPRIETARY PROPERTY:

          a. All books, tapes, records, documents, programs, customer lists, supplier lists or any other confidential information of the Company, regardless of whether developed, compiled or made by Employee, made available to Employee or used by Employee during the term of this Agreement are and shall remain the property of the Company and shall be delivered to the Company by Employee at the end of the term hereof.

          b. Employee shall promptly disclose, grant and assign ownership to the Company for its sole use and benefit any and all articles, inventions, improvements, discoveries, copyrights, information, ideas and suggestions (whether patentable or not) (collectively, "Proprietary Property") (i) which he may develop, acquire, conceive or reduce to practice while Employee is carrying out the duties of this Agreement and which relate to the business, products or services of the Company, including the design and/or development of internet access software programs and codes, and/or (ii) which result, directly or indirectly, in whole or in part, from use of the time, facilities, materials or information of the Company; in each case together with all patent applications, copyrights and reissues thereof that may at any time be granted for or upon any such Proprietary Property. Employee understands and agrees that the Company is and shall be the sole owner of any and all property rights in any Proprietary Property.

          c. Employee agrees to execute such further assignments as necessary to the Company or to its nominees, successors, or assigns of all of his right, title and interest in and to any and all such Proprietary Property and in and to any and all copyrights and patent applications therefor, and in and to all copyrights and patents that may be granted therefor throughout the world. Employee also agrees, during and subsequent to his employment with the Company, to render to the Company at its expense all such assistance as the Company may require in order to fully carry out the intent of this Agreement.

          d. Employee shall keep and maintain adequate and current written records of all such Inventions in the form of notes, sketches, drawings, or reports relating thereto, which records shall be made available to, and remain the property of, the Company at all times.

          e. Employee represents, warrants and agrees that as of the date of this Agreement, he has not developed, conceived or reduced to practice any Proprietary Property other than those for which a copyright registration or patent application have been previously filed or which are listed in Exhibit "B" attached hereto.

          f. Except as expressly set forth herein, no severance or similar compensation shall be payable to Employee upon the termination of his employment.

     7. ADDITIONAL OBLIGATIONS OF THE COMPANY UPON TERMINATION: Upon the termination of Employee's employment for any reason or cause other than termination by the Company with cause, or termination by Employee without cause, options to purchase common stock of the Company owned by Employee shall be convertible into common stock of the Company by Employee, at his election, upon notice to the Company making specific reference to this Section 7. Any such conversion shall be effective upon the giving of such notice by Employee. The numbers of shares into which such options shall be converted shall equal the number of options to be converted multiplied by a fraction, the numerator of which is the difference between the market price of the common stock (determined in accordance with Section 3(c) above) on the date of conversion minus the exercise price of the options, and the denominator of which shall equal the market price of the Company's common stock on such date.

     8. ASSIGNMENT: This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that: (i) the Company may assign or transfer this Agreement to a successor organization in the event of merger, consolidation, or transfer of sale of all or substantially all of the assets of the Company, in which case the term Company shall mean such successor, provided that in the case of any such assignment or transfer, the obligations of this Agreement are assumed by such successor or are binding upon and inure to the benefit of such successor as a matter of law; and (ii) in the event of Employee's death, the term "Employee" shall include his heirs, executors and administrators.

     9. NOTICES: All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified post-paid envelope, addressed to the respective parties stated below, or to such changed address as such party may fix by notice as aforesaid:

                  To the Company:     Attn:  Board of Directors
                                      611 Broadway, Suite 308
                                      New York, New York 10012

                  To Employee:        Peter B. Yunich
                                      7 Highview Avenue
                                      Basking Ridge, New Jersey 07920

     10. RESOLUTION OF DISPUTES:

          a. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation a claim for declaratory relief or relief which is equitable in nature, shall be settled by arbitration in the State of New Jersey, by an arbitrator selected by Employee and the Company. If the Company and Employee cannot agree on the appointment of an arbitrator within ten (10) days after a request for arbitration, then such arbitration shall be conducted by a panel of three arbitrators selected in accordance with procedures established and implemented by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph 10. Except as otherwise provided herein, all costs of the arbitrator shall be borne by the Company. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Any award of the arbitrator may include interest at a rate or rates considered just under the circumstances by the arbitrator, but shall not include any award of punitive damages.

          b. Employee shall be entitled to recover from the Company reasonable attorney's fees and costs and other expenses incurred by him in connection with any arbitration hereunder. Subject to the limitations of subparagraph 10(c) below, payment of such fees and expenses shall be made by the Company as they are incurred by Employee. If, however, the arbitrator(s) should later determine that, under the circumstances, it was unjust for the Company to have made any of these payments of attorney's fees and costs and expenses to Employee, the arbitrator(s) may require Employee to repay any such payments in accordance with such terms and conditions as the arbitrator(s) shall direct.

          c. Notwithstanding anything to the contrary in subparagraph 10(b) above, the amount which the Company shall be required to advance to Employee or which Employee shall be entitled to recover from the Company on account of attorney's fees, costs and expenses incurred by him in any arbitration hereunder shall be limited to the amount incurred by the Company on account of its own attorney's fees, costs and expenses, as and when such fees, costs and expenses are incurred by the Company, unless the arbitrator(s) shall determine that, under the circumstances, it is unjust to so limit the Company's advances and reimbursements to Employee.

          d. Employee recognizes that immediate and irreparable damage will result to Company if Employee breaches any of the terms and conditions of Sections 5(e) (if applicable) or 6 hereof. Therefore, notwithstanding any other term of this Agreement, Employee and Company agree that any claim for injunctive relief (including preliminary injunctive relief) based upon an alleged violation of such Sections may be brought in the courts of the State of New Jersey (including the United States District Court for the District of New Jersey) and Employee consents to the jurisdiction of such courts.

     11. MISCELLANEOUS:

          a. At any time, and from time to time, after the signing of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

          b. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of the State of New Jersey, notwithstanding any conflicts-of-law doctrines or laws of any jurisdiction to the contrary.

          c. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their heirs, personal representatives, successors and assigns.

          d. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. e. This Agreement shall not be interpreted in favor of or against either party on account of such party having drafted this Agreement.

          f. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

          g. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Without limiting the foregoing, it is specifically agreed with regard to each of the covenants in this Agreement set forth in paragraphs 8 and 9 that they are severable and if any of them are held invalid or unenforceable by reason of length of time, area covered or actively covered, or any combination thereof, or for any other reason, and such covenant shall be adjusted or reduced to the extent necessary to cure any invalidity and to protect the interest of the Company to the fullest extent of the law.

          h. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     IN WITNESS WHEREOF, Employee has signed his name and the Company, by the signatures of its duly authorized officers, has executed this Agreement as of the date and year mentioned at the top of page one.

                                            ____________________________________
                                            American Interactive Media, Inc.

(CORPORATE SEAL)

                                            By:  _______________________________

                                            Attest: ____________________________
                                                            Secretary

WITNESS:

________________________________            ____________________________________